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[JAFRA LOGO]

NEWS RELEASE

Contact:  Mike DiGregorio
          Executive Vice President and Chief Financial Officer
          (805) 449-3030

              JAFRA REPORTS SECOND QUARTER AND YEAR TO DATE RESULTS

WESTLAKE VILLAGE, California, July 28, 2004 - Jafra Worldwide Holdings (Lux) S.aR.l. and subsidiaries, doing business as Jafra Cosmetics International ("Jafra" or the "Company"), today reported its financial results for the second quarter of 2004.

SECOND QUARTER RESULTS

The Company reported a 9% increase in the average number of consultants during the second quarter of 2004 over the comparable prior year period. As a result, net sales increased approximately 10% measured in local currencies in the second quarter of 2004 over the comparable prior year period. Due to overall weaker average exchange rates, net sales of $103.7 million in the second quarter of 2004 increased 4% measured in U.S. dollars compared to $100.0 million in the second quarter of 2003. Mexico's net sales increased 17% and 7% measured in local currency and U.S. dollars, respectively, in the second quarter of 2004 over the second quarter of 2003 driven by strong growth of the consultant base. Net sales in the U.S. Hispanic Division increased 4% in the second quarter of 2004 over the comparable prior year period. The divisions in the United States have resolved most of the issues associated with the launch of Enterprise Resource System noted in prior quarters. However, as a result of issues earlier in the year, the consultant base in the United States was lower in previous months, which had a negative impact on net sales in the period.

On May 27, 2004, Vorwerk & Co. eins GmbH ("Vorwerk") acquired all of the issued and outstanding capital stock of Jafra S.A., the parent of the Company (the "Acquisition"). Vorwerk is an indirect wholly-owned subsidiary of Vorwerk & Co. KG, a family-owned company based in Wuppertal, Germany.

Loss from operations was $8.1 million during the second quarter of 2004 compared to income from operations of $2.4 million during the second quarter of 2003. During the second quarter of


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2004, the Company recorded $0.9 million of restructuring and impairment charges, consisting primarily of severance and asset impairment charges related to the implementation of its plan to relocate substantially all skin and body care manufacturing operations to its facilities in Mexico. In addition, the Company recorded transaction fees of $26.1 million mostly related to the Acquisition. These fees were primarily compensation expense of $25.2 million to the holders of options to purchase Jafra S.A. stock for the buyback and cancellation of all options and bonus payments to certain members of management and non-employee board of director members, as well as insurance cancellation costs due to change of control provisions within the insurance contracts. During the second quarter of 2003, the Company completed a recapitalization of its operations by the issuance of new debt (the "Recapitalization"). In connection with the Recapitalization, the Company expensed $13.3 million in bonus payments to certain members of management and non-employee board of director members. Additionally, the Company expensed $1.1 million in transaction related fees during the second quarter of 2003, for a total of $14.4 million of transaction fees. Operating income, adjusted to exclude these transaction fees and restructuring and impairment charges, would have increased $2.2 million, or 13% to $18.9 million during the second quarter of 2004 compared to $16.7 million during the second quarter of 2003.

Exchange losses were $5.1 million, an increase of $5.5 million during the second quarter of 2004 compared to exchange gains in the prior year period, primarily as a result of the impact of weaker average exchange rates of the Mexican peso on the remeasurement of U.S. dollar denominated debt. Net interest expense (including interest income) increased $2.3 million during the second quarter of 2004 over the comparable prior year period as a result of higher net debt levels after the Recapitalization as the debt was outstanding for the whole second quarter of 2004 compared to a portion of the second quarter of 2003.

As a result of increased transaction related fees, restructuring and impairment charges, increased exchange loss, increased interest expenses, partially offset by increased income tax benefit during the second quarter of 2004 over the comparable prior year period, net loss increased to $13.2 million from $7.7 million.

SIX-MONTH RESULTS

The Company reported a 9% increase in the average number of consultants during the first six months of 2004 over the comparable prior year period. As a result, net sales measured in local currencies for the first six months of 2004 increased 12% over the comparable prior year period. Because of overall weaker average exchange rates, net sales measured in U.S. dollars increased 9%, or $16.7 million to $206.8 million for the first six months of 2004 compared to $190.1 million for the first six months of 2003. Mexico's net sales increased 22% and 15% measured in local currency and U.S. dollars, respectively, for the first six months of 2004 over the first six months of 2003. Net sales measured in U.S. dollars in Europe increased 6% primarily due to stronger average local currencies compared to the U.S. dollar. Net sales in the U.S. decreased approximately 4% because of a lower average consultant base, partially offset by an increase in consultant productivity. The lower average consultant base was largely due to the previously reported Enterprise Resource System implementation issues.


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Income from operations was $2.3 million for the first six months of 2004 compared to $12.8 million for the first six months of 2003. During the first six months of 2004, the Company recorded $2.8 million of restructuring and asset impairment charges related to relocating substantially all of its skin and body care production to its Mexico subsidiary. Additionally, the Company recorded $29.5 million of transaction related expenses for the Acquisition and other transactions contemplated but not completed. During the six months ended June 30, 2003, the Company recorded $15.1 million of transaction related fees for the Recapitalization and other transactions contemplated but not completed. Excluding these transaction related expenses and restructuring and impairment charges, income from operations would have been $34.6 million for the first six months of 2004 compared to $28.0 million for the same period of the prior year. Excluding these expenses, operating income as a percentage of net sales in the first six months of 2004 increased to 16.7% over 14.7% for the comparable prior year period.

Exchange losses were $4.5 million, an increase of $4.2 million primarily as the result of the remeasurement of U.S. dollar-denominated debt. Net interest expense increased $6.2 million, primarily as a result of a greater average debt balance associated with the Recapitalization of the Company's operations in May 2003. During the first six months of 2004 there was an income tax benefit of $4.1 million compared to income tax expense of $1.6 million in the first six months of 2003.

As a result of increased transaction related expenses, restructuring and impairment charges, increased exchange losses and interest, and partially offset by a favorable change in income taxes, the Company's net loss increased to $12.1 million for the first six months of 2004 compared to $5.1 million for the first six months of 2003.

Due to the discontinuation of operations in Venezuela, Colombia, Chile and Peru in 2003, the results of these markets are included in the statements of operations as losses on discontinued operations, net of income tax expense.

Commenting on the results, Ronald Clark, Chief Executive Officer, said, "So far, 2004 is shaping up to be another great Jafra year. We ended the period with approximately 432,000 consultants and the average number of consultants during the quarter grew approximately 9%. Mexico had an exceptional quarter and averaged approximately 323,000 consultants, which was an increase of approximately 24% compared to the second quarter of 2003. The larger consultant base drove the 17% local currency increase in Mexico's net sales during the quarter. During 2004, the divisions in the United States increased the minimum order size to receive the maximum commission. One result of this change was a smaller yet more productive base. We believe that this change will help generate future growth."

Gonzalo Rubio, Jafra's Chief Operating Officer, spoke about new products. "As always, we continue to evaluate and enhance our current product offerings. During the second quarter of 2004, we updated the men's skin care line by reformulating the products with the latest ingredient technology. We introduced the Daily Eye Treatment, which is a daytime moisturizing eye treatment that helps to minimize the appearance of dark circles and is the perfect complement to the Jafra eye treatment used at night. During the second quarter, we also introduced the Anti-Age Lip Cream. This product provides moisture for dry, chapped lips and


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minimizes the appearance of fine lines around the mouth, which improves Jafra lipstick application."

Mr. Clark concluded, "The second quarter was notably marked by the Acquisition of Jafra by Vorwerk. Vorwerk is a family-owned direct selling company that was founded back in 1883. That makes Vorwerk one of the oldest direct selling companies in the world. We believe that Jafra is the best company for women and their families. Therefore, we think that the Jafra culture will fit in well with the Vorwerk culture and will enhance Jafra's future growth potential."

The Company has scheduled a conference call to discuss information contained in this release for Thursday July 29, 2004 at 8:00 a.m. Pacific Standard Time. The dial in number for the conference call is 1-877-817-7188, passcode # 523908.

NON-GAAP FINANCIAL MEASURES

This news release contains information regarding the Company's income from operations, as adjusted for the exclusion of transaction related expenses and restructuring and impairment charges. This financial information is a non-GAAP financial measure as defined by SEC Regulation G. The GAAP financial measure most directly comparable is (loss) income from operations. The reconciliation of the non-GAAP financial measure for each period presented is as follows:

                                                         THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                         ---------------------------       -------------------------
                                                            2004             2003            2004            2003
                                                          --------         --------        --------        --------
(Loss) income from operations, as reported .......        $ (8,089)        $  2,384        $  2,295        $ 12,844
   Adjustments:
Transaction related expenses .....................          26,114           14,354          29,523          15,124
Restructuring and impairment charges .............             864               --           2,773              --
                                                          --------         --------        --------        --------
Income from operations, excluding
transaction related expenses and restructuring and
impairment charges ...............................        $ 18,889         $ 16,738        $ 34,591        $ 27,968
                                                          ========         ========        ========        ========


THE COMPANY

Jafra is a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. Jafra sells its Jafra brand products through a direct selling network of approximately 432,000 independent consultants who market and sell Jafra's products to their customers. Jafra operates in three primary markets: Mexico, the United States and Europe. In Europe, Jafra operates in Germany, Switzerland, Italy, Austria, Holland and several other countries through distributors. More information about Jafra and its products can be found on the Company's website, http://www.jafra.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange

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Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.

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             JAFRA WORLDWIDE HOLDINGS (LUX) S.AR.L. AND SUBSIDIARIES
                                ($ in Thousands)

                                                                             (UNAUDITED)
                                                         THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                              JUNE 30,                            JUNE 30,
                                                    ---------------------------         ---------------------------
                                                      2004               2003             2004              2003
                                                    ---------         ---------         ---------         ---------
STATEMENTS OF OPERATIONS DATA:
Net sales                                           $ 103,716         $ 100,010         $ 206,838         $ 190,148
Cost of sales                                          23,875            22,688            48,058            44,218
                                                    ---------         ---------         ---------         ---------
    Gross profit                                       79,841            77,322           158,780           145,930
Selling, general and administrative expenses           60,952            60,584           124,189           117,962
Transaction related expenses (1)                       26,114            14,354            29,523            15,124
Restructuring and impairment charges (2)                  864                --             2,773                --
                                                    ---------         ---------         ---------         ---------
     (Loss) income from operations                     (8,089)            2,384             2,295            12,844
Other income (expense):
     Exchange (loss) gain, net                         (5,091)              459            (4,540)             (304)
     Interest expense                                  (6,942)           (4,700)          (13,735)           (7,453)
     Interest income                                       31                70                77               239
     Loss on extinguishment of debt                        --            (6,620)               --            (6,620)
     Other expense                                       (184)             (299)             (184)             (339)
     Other income                                          44                27                27                45
                                                    ---------         ---------         ---------         ---------
Loss before income taxes                              (20,231)           (8,679)          (16,060)           (1,588)
Income tax (benefit) expense                           (7,069)           (2,138)           (4,123)            1,619
                                                    ---------         ---------         ---------         ---------
Loss from continuing operations                       (13,162)           (6,541)          (11,937)           (3,207)
Loss on discontinued operations, net of
    income tax expense of $0 million in
    2004 and in 2003 (3)                                  (46)           (1,117)             (186)           (1,926)
                                                    ---------         ---------         ---------         ---------
Net loss                                            $ (13,208)        $  (7,658)        $ (12,123)        $  (5,133)
                                                    =========         =========         =========         =========

OTHER DATA:

Depreciation and amortization                       $   1,659         $   1,484         $   3,270         $   2,951
Unrealized exchange loss (gain)                         4,996              (209)            4,511             1,355
Non-cash charges (4)                                       --               120                36               120
Losses from Thailand (5)                                    9               221                31               763
Net debt (6)                                               --                --           251,982           238,283

Consultants at end of period                               --                --           432,000           408,000
Average number of consultants                         441,000           405,000           439,000           403,000



(1) Amounts relate to certain transaction expenses as defined in the covenants in the agreements governing the Company's outstanding indebtedness. During 2004, these expenses related primarily to the acquisition by Vorwerk. During 2003, these expenses related primarily to the recapitalization of the Company.

(2) Current year restructuring charges related to the implementation of the Company's plan to relocate substantially all skin and body care manufacturing operations to its facilities in Mexico, primarily severance related charges and asset impairment.

(3) Venezuela, Colombia, Chile and Peru have been classified as discontinued operations.

(4) Amounts relate to non-cash charges in connection with the write off or disposal of assets as defined in the covenants in the agreements governing the Company's outstanding indebtedness.

(5) Amounts represent the net operating losses from Thailand, a market in which the Company has ceased operations.

(6)     Net debt is calculated as total debt less cash and cash equivalents.